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                                                                 EXHIBIT 10.17

                            PURCHASE AGREEMENT #10152


1. AGREEMENT: This Agreement states the terms under which Cielo Communications, Inc. located 325 Interlocken Parkway, Broomfield, Colorado (hereinafter referred to as BUYER or Cielo) and XeTel Corp., with place of business located at 2105 Gracy Farms Lane, Austin, Texas (hereinafter referred to as SELLER or XeTel) will conduct business with each other and to identify how such business will be conducted.

         When Cielo or BUYER is referred to in this agreement, it refers to Cielo Communications, Inc. and its current or future facilities worldwide.

2. CONTRACT TERM: This Agreement takes effect on June 1, 1998, and will remain effective for an initial term of one (1) year. Thereafter, this Agreement shall automatically renew itself for successive one-year term, unless terminated pursuant to Section 23 below.

         2.1. BUYER and SELLER will review the terms and conditions of this Agreement to determine if changes need to be made. These reviews will occur when the BUYER and/or SELLER make the request for such a review. Any change will only be effective when made in writing and signed by authorized representatives of both BUYER and SELLER.

3. SCOPE: SELLER agrees to sell to BUYER and BUYER may purchase from SELLER those part numbers for which SELLER is currently approved as a source of supply as referenced in the attached Schedule A.

         3.1. BUYER shall have the right to make additions or subtractions to the list of items in Schedule A. Pricing for additional products shall be established at a value reflective of an annual forecast and will use the same formula for calculating the price that is used for existing assemblies in Schedule A, subject to mutual agreement of the parties. The pricing will be reviewed on a quarterly basis and adjusted according to the forecasted volumes from the Buyer. SELLER agrees to adjust the formula to meet goals identified in Section 13.

         3.2. BUYER will supply documentation to the SELLER to assist SELLER in procuring components to assemble items in Schedule A. SELLER agrees to procure components approved per BUYER documentation and only those part numbers listed in BUYER specifications. If for some reason any component does not meet BUYER specification, SELLER must notify BUYER for approval prior to using the said component in any assembly. BUYER will provide SELLER with new documentation or provide SELLER with a Deviation Authorization if approval is granted. SELLER must secure the new documentation or Deviation Authorization in writing before using the component.

         3.3. BUYER reserves the right to purchase some or all of the items identified in Schedule A from other suppliers in the event that BUYER deems it appropriate to do so, exercising its independent business judgment. Under such circumstances, BUYER will update its forecasts to reflect the necessary changes and to allow SELLER to adjust forecasted demand accordingly.

4. FORECASTS: BUYER will provide a rolling annual forecast to the SELLER for all items on Schedule A on monthly basis at minimum. BUYER shall not be obligated to purchase the exact forecasted quantity of any Schedule A items from SELLER, this Agreement being intended merely to establish the terms, conditions, and prices applicable when and if the BUYER does so purchase.

         4.1. BUYER will provide SELLER with an annual Purchase Order (PO). This PO will provide SELLER with the BUYER'S best estimate of its long term forecast. The PO will specify the part number, revision level, and quantity to be shipped or scheduled to be released. BUYER will release against this PO based on individual Module usage or by KANBAN trigger or other notification methods.

5. PRODUCTION AUTHORIZATION: SELLER has authorization to assemble and test the PO quantities as released by BUYER plus sufficient inventory to fill Module requests as defined by Cielo's Master Planning Schedule
         (MPS). Shipments to be made so Modules are on BUYER'S dock to meet delivery requirements as defined in Section 15.1.2.

         5.1. BUYER will maintain cancellation rights for all assemblies outside a 60-day rolling window unless SELLER was authorized in writing by BUYER to produce assemblies outside that window.


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998


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                            PURCHASE AGREEMENT #10152


         5.2. The PO will be revised by the BUYER as necessary and sent to SELLER. At a minimum, SELLER agrees to adjust its internal schedule for all PO deliveries the first week of every month and more often if there are significant schedule changes. SELLER shall notify BUYER of any delivery issues according to Escalation Requirements as defined in Schedule D.

6. RAW MATERIALS: BUYER material liability shall be limited to the Strategic Inventory Levels established in Schedule C for Non-Cancelable Non-Returnable (NCNR) components, excess due to minimum order quantity and for those long lead time materials required to sustain production forecasts and approved by the BUYER. Management of Min/Max levels for all components will be the responsibility of the SELLER. BUYER will assume responsibility for material required to support end of product life only if BUYER approves quantities purchased by SELLER.

         6.1. BUYER may negotiate contracts with OEM's for components it has specified. SELLER may piggyback these contracts, subject to OEM approval. Contracts and pricing are to be used exclusively for BUYER'S assemblies. Any cost savings from a BUYER'S contract is to be passed directly to BUYER. Negotiation of these contracts may require pricing to be adjusted during the term of this agreement. BUYER and SELLER will work together to determine price impact and cut in date. At that time, Schedule A will be updated to reflect the new pricing. BUYER will use reasonable effort to secure any authorizations needed by the SELLER to procure any proprietary components. SELLER will receive a copy of all such authorizations from BUYER if needed.

7. CAPACITY SURGE DEMAND: SELLER agrees to make every reasonable effort to ensure that, upon notice from BUYER, delivery quantities on order can be increased to match actual demand. This surge capacity may be contingent upon material availability, labor availability and equipment capacity. BUYER and SELLER must mutually agree on the surge plan. Strategic Inventory Levels established in Schedule C are to support such surges in BUYER demand. New designs or new releases of present designs may be an exception as the Strategic Inventory Levels are not yet secured.

8. STANDARD LEAD TIMES GOAL/EXPECTATION: BUYER and SELLER agree to work together to drive toward the shortest possible lead-time to support BUYER customer requirements.

         8.1. GOAL SETTING: As part of the Quarterly Meeting Review process, SELLER and BUYER will assess lead time needs, develop goals and plans for lead time reduction, and review progress toward the established goals.

         8.2. LONG-TERM OBJECTIVE: Assuming the materials pipeline is full it is the long term objective to reduce manufacturing lead time from receipt of order to shipment of finished product to designated carrier from an initial 10 working days to a maximum of 3 working days within 120 days of mutually agreed start date for that particular assembly.

9.       RESCHEDULES AND CANCELLATIONS:

         9.1. Provided no constraints per section 8.0, BUYER will provide a rolling twelve month forecast for order management purposes. The initial ninety (90) days is to be considered `firm', supported by actual purchase orders for the demand requirements. Within the first thirty (30) days, BUYER demand may be adjusted up by 20% or down 0% of the production plan loaded on SELLER'S order book during this period. Thirty-one to sixty (31 to 60) days BUYER demand may be adjusted up by 50% or down by 20% of the production plan loaded on SELLER'S order book during this period. Sixty-one to ninety (61-90) days, BUYER demand may be adjusted up by 75% of the production plan loaded on SELLER'S order book during this period. Greater than sixty (60) days, BUYER may reschedule or cancel 100% of planned demand. Buyer will be liable for material in accordance with Section 6.

10. PRICING: Will be in US Dollars and will be the same for all BUYER'S facilities, regardless of ordering or delivery location as subject to provisions of Section 14.1.1.

         10.1. Pricing for items covered by this Agreement is listed in Schedule A.

                  10.1.1. Pricing includes packaging to good commercial standards or when specified, to BUYER Procurement Specifications as well as chemicals, supplies and consumable materials needed to make BUYER products.

         10.2. Pricing for all items listed in Schedule A is firm for the duration of this agreement. Exceptions to this may be permitted upon mutual agreement of the parties due to:


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998


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                            PURCHASE AGREEMENT #10152


                  10.2.1. Cost of material changes beyond the control of SELLER and agreed upon by BUYER and SELLER. Refer to Schedule D for Escalation Schedules.

                  10.2.2. BUYER specification revision changes, which cause SELLER'S manufacturing costs to change.

                  10.2.3. Market conditions which cause SELLER'S pricing to be non-competitive will permit BUYER to reopen negotiations to reduce pricing.

                  10.2.4. Cost reduction projects by SELLER and/or BUYER will permit either SELLER or BUYER to reopen negotiations to reduce pricing.

                  10.2.5. Significant forecast quantity increases or decreases will permit BUYER and/or SELLER to reopen negotiations to adjust pricing.

                  10.2.6. Changes in Material Acquisition Service fee based on total annual material purchases as detailed in Schedule E.

         10.3. Pricing changes of any kind will take effect only after BUYER and SELLER have reached agreement regarding them via a written revision of Schedule A.

11. PURCHASE PRICE VARIANCES (PPVs): PPVs for all components needed to build product as listed in Schedule A will be authorized per occurrence by the Buyer. These PPVs will be calculated on the actual price paid compared with the PO pricing for the last quarter for both increases and decreases. PPV will be added to POs as separate itemized NRE line items.

         11.1. Individual PPVs of significant impact (greater than $15,000) may be addressed sooner than the quarterly update if deemed necessary by the BUYER or SELLER.

12.      SAFETY STOCK:

         12.1. Finished Goods Safety Stock. SELLER agrees to hold up to two weeks of finished goods inventory. These quantities will be mutually agreed upon by BUYER and SELLER, based on the forecast provided pursuant to Section 9.1. At the end of each month, SELLER will provide BUYER with a rolling inventory aging report, and SELLER may invoice BUYER for any finished goods that have been held by SELLER for more than 30 days at Net 30 days. Buyer shall have the right to reduce its forecast provided pursuant to Section 9.1 for the 30-day period following the date of such invoice by the amount of any such inventory invoiced to BUYER. In addition, BUYER agrees to be liable for such finished goods in the event of cancellation by BUYER of this Agreement or changes or modifications made by BUYER via an Engineering Change Order (ECO) or Deviation Authorization. Finished goods inventory levels are documented in Schedule A. For purposes of this Section 12, all inventory accounting shall be based on the FIFO method.

         12.2. Raw Material Safety Stock: The raw material safety stocks will be determined in the Strategic Inventory Level Schedule (Schedule C) at no additional cost to the BUYER. Safety stock levels will be reviewed and adjusted at least once per quarter. BUYER agrees to be liable for these materials in the event of changes or modifications made by the BUYER via an Engineering Change Order (ECO), Deviation Authorization, schedule reduction, quantity reduction or cancellation, or contract termination by BUYER or SELLER. If circumstances require SELLER to carry excessive raw material safety stock, in the event of last time buys, the safety stock adder will be 1% per month.

13.      TOTAL COST, QUALITY, AND MANUFACTURABILITY IMPROVEMENTS:

         13.1.    GOAL AND EXPECTATIONS

                  13.1.1. PRIMARY: To ensure that SELLER'S products and services provide to BUYER a competitive advantage in worldwide markets.

                  13.1.2. SECONDARY: To improve SELLER'S costs of product and services toward being the lowest cost on a global basis.


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998


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                            PURCHASE AGREEMENT #10152

         13.2.    ON-GOING CONTINUOUS COST IMPROVEMENT GOALS

                  13.2.1 SELLER agrees to make continuous process improvements, both with and without assistance from BUYER, which will provide cumulative annual pricing reductions Goals to BUYER totaling at least 2.5% of the BUYER'S sell price less SELLER'S tightly controlled materials, such as the Optical Sub-Assemblies. This reduction does not include the material reduction that is a result of BUYER level contracts as defined in Section 7.

                  13.2.2 When cost reductions are identified by the SELLER, the savings will generally be shared with the BUYER on an equal (50/50) basis for 6 months after the implementation. After 6 months the total cost reduction will be reflected in Schedule A pricing. SELLER may choose to pass on a larger percentage to BUYER in order to meet the annual cost reduction goal outlined in section 13.2.1. BUYER may agree to extend the 6-month period to allow the SELLER to recapture costs associated with implementation of a cost reduction.

14.      FREIGHT:

         14.1.    All pricing is F.O.B. SELLER'S manufacturing facility.

         14.2. Freight carrier to be specified to the SELLER by the BUYER. If a product requires return for rework as under warranty, SELLER should bear all costs associated with freight back to SELLER, then freight for returning the goods to BUYER, including duties, custom fees, excise taxes, etc.

         14.3.    LATE SHIPMENTS

                  14.3.1. CAUSED BY SELLER: Freight charges and other applicable expedite charges, that are over and above the normal charges, which may be necessary to deliver the product to BUYER will be paid for by SELLER. SELLER is to contact the BUYER for freight transit instructions. (NOTE: If the BUYER request expedited air freight of these shipments, SELLER agrees to pay for these additional expedited air freight costs.)

                  14.3.2. CAUSED BY BUYER: When special handling is required to meet an unusual demand specified by the BUYER, SELLER'S special handling charges will be reimbursed by the BUYER.

15. PERFORMANCE MEASURES: SELLER and BUYER will periodically review performance according to Schedule B. During these periodic reviews, SELLER and BUYER will jointly establish goals for improvement in all areas. If SELLER continuously fails to improve upon performance issues or ignores requests by BUYER to maintain acceptable performance levels, BUYER may adjust the level of business given to SELLER, up to and including the termination of this Agreement per Section 24.

         15.1. GOALS: Long Term: 100% Quality Acceptance Rate; 100% On-Time Delivery Performance.

                  15.1.1. QUALITY PERFORMANCE: Based upon the number of lots of product received which meet BUYER'S specifications. SELLER'S short-term goal is 99.7% acceptance by October 1998 based on 6 month moving average.

                  15.1.2. ON-TIME DELIVERY PERFORMANCE: Based upon the quantities of acceptable quality product which arrive on BUYER'S dock on the specified dock date or up to 5 working days earlier. SELLER'S short-term goal is 98% on time by October 1998 based on 6 month moving average.

16. SHIPPING QUANTITY VARIANCES: No variance from the delivery quantities scheduled are allowed unless other arrangements are agreed to by the appropriate BUYER. SELLER will notify BUYER, in advance, of any proposed variances.

         16.1. Quantities shipped over the specified delivery quantity may be returned to SELLER at SELLER'S expense.

         16.2. The un-shipped quantities of short shipments, if not closed short by the BUYER, will be considered late and subject to SELLER'S liability for freight costs on the shorted quantities.


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998


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                            PURCHASE AGREEMENT #10152


17.      NON-CONFORMING MATERIALS:

         17.1. The products delivered by SELLER may be inspected and tested as required by the BUYER. If BUYER determines that materials received do not meet the specifications to which they were ordered or are defective in material or workmanship, BUYER may return the materials to SELLER at SELLER'S expense for rework or replacement. SELLER shall provide BUYER with a Return Authorization (RA) Number within 24 hours of BUYER'S request. SELLER must then repair, replace or credit BUYER'S account for said items as determined by mutual agreement of both parties. Repair or replacement of non-conforming assemblies is to be done within one week from the date non-conforming materials is received by SELLER at the manufacturing site. SELLER must also provide a report to BUYER detailing the cause of the non-conformance and corrective action taken to assure it will not happen again.

         17.2. Non-conforming material situations may be negotiated by the BUYER to ensure that BUYER'S production requirements are attained with Seller reserving first right of refusal to remedy. This may include, back-charging SELLER for rework and sorting costs when return of materials to SELLER does not meet BUYER'S business needs. Back-charge costs will be agreed upon by SELLER and the BUYER, prior to performing the rework or sorting.

         17.3. Other SELLER'S facilities can be used to perform the rework, if required, to meet BUYER'S production requirements. There will be no additional freight or rework charges to the BUYER.

         17.4. Component infant mortality or components that fail not due to workmanship at BUYER'S facility shall not be the responsibility of the SELLER. Any repair or rework desired by the BUYER shall be billed at a standard hourly rate as established by the SELLER.

18.      PAYMENT METHOD AND TERMS:

         18.1.    PAYMENT METHOD: All payments will be made in US Dollars.

         18.2.    PAYMENT TERMS: Net 30 days from invoice date.

19.      CUSTOM TOOLING PURCHASES:

         19.1. DEFINITION: Custom tooling shall be defined to include all related hardware, software and supporting design documentation unique or dedicated to BUYER'S requirements.

         19.2. OWNERSHIP: Unless specifically noted on the purchase order or tooling agreement document:

                  19.2.1. Tooling purchased or paid for by BUYER shall become the property of BUYER and must be returned to BUYER upon request. BUYER will be responsible for packaging and shipping cost for relocating BUYER tooling and equipment from SELLER's facility. Any equipment consigned or paid for by BUYER is to be used solely for the purpose for which it was designed and used only for BUYER'S assemblies. Calibration of all SELLER owned/operated equipment and BUYER consigned equipment must be traceable to ISO 9002 requirements where applicable.

                  19.2.2.  RETURN OF TOOLING TO BUYER (if so requested by BUYER)

                           19.2.2.1. Tooling to be returned to BUYER upon
                                     BUYER'S written request within 15 days of last lot completed needing the use of the tool.

                  19.2.3. MARKING OF TOOLING: Tooling paid for by BUYER must be permanently marked, if practical, with "PROPERTY OF CIELO COMMUNICATIONS, INC".

         19.3.    IN-CIRCUIT TEST (ICT)

                  19.3.1. New Programs: SELLER will quote the necessary ICT fixturing and other NRE charges on new assemblies and provide an itemized list of charges in the initial quotation.

         Ongoing Support: Repair and maintenance shall be the responsibility of the SELLER unless replacement is necessary as deemed by BUYER and SELLER at which time BUYER shall provide a purchase order for replacement of the fixture. Changes to the design causing said tooling to change shall be the responsibility of the BUYER.

                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998

                            PURCHASE AGREEMENT #10152


         19.4     FUNCTIONAL CIRCUIT TEST (FCT)

                  19.4.1 New Program: SELLER will quote the cost of design and development of FCT and provide an itemized list, or BUYER will supply SELLER with necessary equipment and documentation to perform FCT.

                  19.4.2 Ongoing Support: All charges associated with repair/replacement of custom or BUYER supplied equipment is the responsibility of the BUYER. SELLER will ask for purchase orders to cover these charges or BUYER will provide replacement parts.

         19.5 Other: All charges related to repair/replacing custom tooling that is unique to the BUYER'S requirements is the responsibility of the BUYER. SELLER will ask for purchase orders to cover these charges or BUYER will provide replacement parts.

         19.6 PREVENTATIVE MAINTENANCE AND CALIBRATION: SELLER to provide preventive maintenance and calibration on all equipment consigned by BUYER per ISO 9002 requirements. Preventative maintenance and calibration costs on all BUYER supplied equipment or custom equipment procured by SELLER and paid for by BUYER is the responsibility of the BUYER. SELLER agrees to work with the BUYER to determine preventative maintenance and calibration schedule on equipment.

         19.7     TOOLING CARE: Normal care of tooling shall be borne by SELLER.

         19.8 TOOLING REPORT: At a minimum of every 6 months, SELLER will provide BUYER with a report which provides the tooling owned by BUYER and its condition.

         19.9 END OF LIFE: Tooling which has reached the end of its useful life and idle tooling will be retained by SELLER until BUYER provides written disposition to SELLER.

         19.10 BUYER is responsible for freight costs, taxes, duties calibration, preventive maintenance, or other similar costs related to BUYER purchased / supplied tooling only.

20. SELLER'S MANUFACTURING PROCESS: Both BUYER and SELLER agree to pursue continuous improvement in all areas of their businesses, including the SELLER'S manufacturing processes.

         20.1 Manufacturing process changes which can significantly affect the quality, performance and/or cost of the product being purchased are to be reviewed and approved by BUYER before implementation by SELLER.

         20.2 Manufacturing process changes which SELLER believes will have no impact upon the quality, performance and/or cost of the product being purchased may be implemented at the discretion of SELLER with notification to the BUYER. SELLER will remain fully responsible for meeting product specification and usability requirements.

21. SUPPLIER DEVELOPMENT PROGRAM: SELLER agrees to actively participate with BUYER in BUYER'S Supplier Development Program.

         21.1 FORMAL QUARTERLY REVIEW: As part of the Supplier Development Program, BUYER and SELLER agree to alternate hosting of Formal Quarterly Meetings. The following representatives should attend at a minimum:

                  Management - BUYER and SELLER

                  Program Manager - SELLER

                  Commodity Manager - BUYER

         The agenda is noted in Schedule B.

22.      MISCELLANEOUS TERMS AND CONDITIONS:

         22.1 All terms and conditions will be per the terms and conditions found in this Agreement. If any difference exists between the terms and conditions of the purchase orders and this Agreement, the terms and conditions of this Agreement will take precedence.


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998


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                            PURCHASE AGREEMENT #10152

         22.2 All issues, disputes and particular items which arise and which are not specifically addressed in this Agreement and/or the individual BUYER purchase orders will be discussed and resolved through good faith negotiations.

23.      CONTRACT TERMINATION:

         23.1 This Agreement may be terminated by BUYER within 180 days written notice of breach of this agreement, provided SELLER has not cured said breach within 60 days of receipt of breach. Voiding of this agreement shall not relieve BUYER of its obligation to pay for finished goods or raw materials which have been ordered or delivered, as defined in Section 7, and shall not relieve SELLER of any liabilities incurred during the term of this Agreement, including, without limitation, any liability of SELLER for breach of this Agreement and any liability of SELLER for warranty obligation on the terms of this Agreement.

         23.2 This Agreement may be terminated for cause by SELLER upon 180 days written notice of breach of this agreement, provided BUYER has not cured said breach within 60 days of receipt of breach Voiding of this Agreement shall not relieve BUYER of its obligation to settle all outstanding sums due and payable for finished goods or raw materials which have been ordered or delivered, as defined in Section 7, and for any other liabilities incurred during the term of this Agreement. Nor shall it relieve SELLER of any liabilities incurred during the term of this Agreement, including, without limitation, any liability of SELLER for breach of this Agreement and any liability of SELLER for warranty obligation on the terms of this Agreement.

         23.3 SELLER or BUYER may terminate this Agreement without cause upon six (6) months written notice. In the event of such termination the parties shall mutually agree on the phase out plan.

         23.4 Survival of Certain Provisions: Notwithstanding anything to the contrary in this Agreement, the following sections shall survive termination of this Agreement: 17, 18, 19, 22, 26, 27, 28 and 29.

24. FORCE MAJEURE: No party will be liable to the other parties for its failure to perform or for delay in the performance of its obligations under this Agreement to the extent such failure or delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, explosions, wars or other hostilities, insurrections, revolutions, earthquakes, floods, epidemics or quarantine restrictions, unforeseeable governmental restrictions or controls, or transportation embargoes or interruptions; provided, however, that if a party is prevented from performing its obligations under this Agreement because of such extraordinary circumstances for a period of 10 consecutive days, the other parties may terminate this Agreement immediately upon notice to the other parties.

25. CONTINGENCY PLAN: SELLER to provide BUYER a mutually acceptable disaster recovery plan within 3 months of signing this agreement. Upon approval of the disaster recovery plan by BUYER, the document will be added to this agreement.

26. INDEMNIFICATION: Each party warrants to the other that it has full right, power, legal capacity and authority to enter into and perform this Agreement and that it will indemnify and hold harmless the other party for any breach of this warranty.

         26.1 Indemnification by SELLER: SELLER agrees, at its own expense to indemnify the BUYER against any damages, costs (including attorneys' fees and costs) or other liability arising from any claim brought against them with respect to any products manufactured by SELLER, (collectively "BUYERS Losses") to the extent such BUYER Losses are caused by SELLER's failure to manufacturer the Products in conformance with the Specifications and with SELLER's warranties as set forth in this Agreement, or by SELLERS's misconduct or negligence; provided, with respect to any claim or action, that BUYER provides (i) prompt written notice of such claim or action,
                  (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

         26.2 Notwithstanding anything to the contrary herein, neither party nor its agent(s), representative(s) or employee(s) shall be liable to the other pursuant to this agreement for amounts representing loss of revenues, loss of profits, loss of business or indirect, consequential, special or punitive damages of the other party, however caused and on any theory of liability, even if the other party has been advised of the possibility of such damages. The liability of the BUYER, its agent(s)


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998

                            PURCHASE AGREEMENT #10152


                  representative(s) and employee(s) to SELLER for damages or alleged damages whether in contract or tort (including strict liability and negligence) with respect to this agreement is limited to and shall not exceed the amounts paid by BUYER to SELLER under this agreement during the twelve (12) months immediately preceding the event and/or Product giving rise to the damages.

27. WARRANTY: Should SELLER'S product(s) be confirmed as being faulty due to a defect in workmanship or fail to meet the mutually agreed upon specifications in effect on the date of sale within one year of shipment to BUYER or its customer, SELLER will repair or replace these faulty goods free of cost, if returned to SELLER within thirty days after the end of the warranty period. Goods returned after this period will be repaired or replaced for a charge to be negotiated. For any material BUYER deems necessary to have repaired or replaced at its or its customer's facility due faulty workmanship, SELLER shall have the first right of refusal to send or supply the necessary resources to remedy the situation in a timely manner as mutually agreed between the two parties.

28.      CONFIDENTIAL INFORMATION

         28.1 Nondisclosure and Nonuse: Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth in this Agreement, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Each party shall disclose Confidential Information of the other party only to its directors, officers, employees, and consultants who are required to have such information in order for such party to carry out the transactions contemplated by this Agreement and who have signed nondisclosure agreements protecting the Confidential Information on substantially the same terms as this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

         28.2 Exceptions: Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:
                  (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction at the time of disclosure as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) becomes known to the receiving party without restriction from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights;
                  (v) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement; (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided however that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict disclosure.

         28.3 Return of Confidential Information: Upon expiration of this Agreement, each party shall promptly return all Confidential Information of the other party.

         28.4     Remedies: Any breach of the restrictions contained in this
                  Section 28 is a breach of this Agreement which may cause irreparable harm to the nonbreaching party. Any such breach shall entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

         28.5 "Confidential Information" of a party shall mean any information disclosed by that party to the other pursuant to this Agreement which is written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within thirty (30) days after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998

                            PURCHASE AGREEMENT #10152


29.      MISCELLANEOUS


         29.1 Amendments and Waivers: Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 29.1 shall be binding upon the parties and their respective successors and assigns.

         29.2 Successors and Assigns: SELLER shall not assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of BUYER. BUYER shall have the right to assign its rights, obligations and privileges hereunder to an assignee that agrees in writing to be bound by the terms of this Agreement. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

         29.3 Governing Law; Jurisdiction: This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parities hereto shall be governed, construed and interpreted in accordance with the laws of the State of Colorado without giving effect to principles of conflicts of law.

         29.4 Notices: Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth, or subsequently modified by written notice.

         29.5 Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

         29.6 Entire Agreement: This agreement and the documents referred to herein are the product of both parties hereto, and constitute the entire Agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly cancelled.

         29.7 Independent Contractors: The relationship of SELLER and BUYER established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed (i) to give either party the power to direct and control the day-to-day activities of the other (ii) to construe the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or
                  (iii) to allow either party to create ore assume any obligation on behalf of the other for any purpose whatsoever.

Please acknowledge receipt and acceptance of this Agreement by signing below:

BY SELLER:   /s/ BILL PETEN               BY BUYER:   /s/ TIM BOUR
             --------------------------               -------------------------
PRINT NAME:  Bill Peten                   PRINT NAME: Tim Bour
             --------------------------               -------------------------
TITLE:       VP Materials                 TITLE:      President & CEO
             --------------------------               -------------------------
COMPANY      XeTel, Corp.                 COMPANY     Cielo Communications. Inc.
             --------------------------               -------------------------
DATE:        6/2/98                       DATE:       6/4/98
             --------------------------               -------------------------


                                                       Purchase Agreement #10152
                                                                          Rev. A
                                                                    June 1, 1998

                                   SCHEDULE A
                            PURCHASE AGREEMENT ITEMS

                                          MATERIAL  ASSEMBLY   TEST             ANNUAL
PART NUMBER       DESCRIPTION               COST      COST     COST    PROFIT    QTY     KANBAN SIZE
-----------   -----------------------     --------  --------   ----    ------   ------   -----------
30-2020-701   FC1063SW-GBIC-Untested

30-2020-751   FC1063SW-GBIC-Tested

30-2028-701   GBE1250SW-GBIC-Untested

30-2028-751   GBE1250SW-GBIC-Tested

BUYER:                                       SELLER:


-----------------------------------          -----------------------------------
David L. Rechberger,           Date          Tracee Casarez,                Date
Sr. Supply Engineer Manager                  Program Manager



                                                       Purchase Agreement #10152
                                                          Schedule A, Revision A
                                                                    June 1, 1998

                                   SCHEDULE B
                                QUARTERLY REVIEW


                    XeTel Responsibility                                        Cielo Responsibility

                                            BUSINESS PLANS/STRATEGIES
---------------------------------------------------------------------------------------------------------------

o    Sales                                                  o    Sales
o    Business Climate                                       o    Business Climate
o    Product/Customer Mix                                   o    Product/Customer Mix
o    Expansion Plans                                        o    Expansion Plans
o    Organization Charts/Changes                            o    Organization Charts/Changes
o    Product line Updates                                   o    Product line Updates
o    New Programs                                           o    New Programs
o    Supplier Development Program                           o    Supplier Development Program

                                                 PROCESS UPDATES
---------------------------------------------------------------------------------------------------------------

o    Cost Reductions                                        o    Forecast Accuracy
o    Safety Stock Program                                   o    Payment of Invoices
o    Procurement (availability, pricing)                    o    Information Exchange - EDI
o    Receiving Inspection
o    Manufacturing Process
o    Lead Time Reduction
o    Test (ICT, FCT, Burn-In)
o    Shipping
o    Open ADR/SCAR
o    Finished Goods Safety Stock

                                                    MEASURES
---------------------------------------------------------------------------------------------------------------

o    Receiving Inspection                                   o    Incoming Receiving Inspection
     -    Overall Lot Acceptance of Components                   -    Delivery Performance
     -    PWB Lot Acceptance by assembly                         -    Delivery Performance, last 4 quarters
     -    PWB Defect Pareto by assembly                          -    PWA Lot Acceptance, last 4 quarters
     -    Supplier Quality Performance                           -    PWA Defect Pareto by Product Line, last 4
o    In Process Verification                                          quarters (top 5 defects only)
     -    As needed to identify trend
o    ICT
     -    1st Pass ICT Yield by PWA, last 6 months
     -    ICT Defect Pareto by PWA, last 6 months
          (top 5 defects only)
o    FCT
     -    1st Pass Functional Yield by PWA, last 6 months
     -    Functional Defect Pareto by PWA, last 6 months
          (top 5 defects only)
o    Final QA
     -    Final QA Yield by PWA
     -    Final QA Defect Pareto by PWA (top 5 defects
          only)
     -    Delivery Performance (Service Level)
o    Miscellaneous
     -    % Scrap at Assembly Level by PWA
     -    Failure Analysis Results on Failed Components
     -    Failure Report Updated
     -    Cumulative First Pass Yield
     -    Total annual forecasted materials expenditures
     -    FG Inventory Aging Report


BUYER:                                       SELLER:


/s/ DAVID L. RECHBERGER       6/3/98         /s/ TRACEE CASAREZ       6/2/98
------------------------------------         -------------------------------
David L. Rechberger,          Date           Tracee Casarez,          Date
Sr. Supply Engineer                          Program Manager


                                                       Purchase Agreement #10152
                                                          Schedule B, Revision A
                                                                    June 1, 1998

                                   SCHEDULE D
                              ESCALATION SCHEDULE

                                                                                             Expected
                                                                                             Time for
                         Event or Action                                 Critical Level    Notification
                         ---------------                                 --------------    ------------
Change in component lead time affecting potential safety stock levels         3,4           72 hrs

Change in pricing affecting PCBA price                                        2,3,4         72 hrs

End of life notification                                                      2,3,4         72 hrs

Report of lot failure by manufacturing                                        3,4           24 hrs

Report of tool/equipment failure requiring action by Cielo                    3,4           24 hrs

Notification of contract breach or termination date by Xetel                  1,2,3,4       24 hrs

Notification of contract breach or termination date by Cielo                  1,2,3,4       24 hrs

List of component parts whose qty are below minimum level                     2,3,4         5 days

List of component parts whose qty exceeds maximum level                       3,4           5 days

Change in personnel critical to Cielo system or process                       1,2,3,4       3 days

Lack of requested response by Cielo                                           1,2,3,4       1= 30-day late
                                                                                            2= 15 day late
                                                                                            3= 10 day late
                                                                                            4= 5 day late

Lack of requested response by Xetel                                           1,2,3,4       1= 30-day late
                                                                                            2= 15 day late
                                                                                            3= 10 day late
                                                                                            4= 5 day late

Lack of response to Corrective Action Request                                 1,2,3,4       1= 30-day late
                                                                                            2= 15 day late
                                                                                            3= 10 day late
                                                                                            4= 5 day late

Failure to execute MRP by EMR Cielo                                           3,4           24 hrs
Line down not affecting delivery of needed PCBA's                             2,3,4         24 hrs
Line down affecting delivery of needed PCBA's                                 1,2,3,4       2 hrs


LEVEL          CIELO                   XETEL                          SUPPLIER
-----          -----                   -----                          --------
  1       President/CEO           President/CEO                   President/CEO
          VP Sales/Marketing      VP Operations                   VP Operations
          VP Operations           VP Sales/Marketing              VP Sales/Marketing
          Commodity Manager       VP Materials                    VP Materials
          Buyer/Planner           Program Management Director     General Manager
          Buyer/Planner           Program Manager                 General Manager
                                  Materials Coordinator           Account Manager
                                                                  Product Manager
                                                                  In-Plant Operator

  2       VP Operations           VP of Materials                 General Manager
          Buyer/Planner           Program Management Director     General Manager
          Commodity Manager       Program Manager                 Product Manager
          Buyer/Planner           Materials Coordinator           Account Manager
                                                                  In-Plant Operator

  3       Commodity Manager       Program Manager                 Product Manager
          Buyer/Planner           Materials Coordinator           Account Manager
                                                                  In-Plant Operator

  4       Buyer/Planner           Materials Coordinator           Account Manager
                                                                  In-Plant Operator


BUYER:                                       SELLER:

/s/ DAVID L. RECHBERGER      6/3/98          /s/ TRACEE CASAREZ           6/2/98
-----------------------------------          -----------------------------------
David L. Rechberger,           Date          Tracee Casarez,                Date
Sr. Supply Engineer                          Program Manager



                                                       Purchase Agreement #10152
                                                          Schedule D, Revision A
                                                                    June 1, 1998

                    MATERIALS ACQUISITION SERVICE (MAS) FEE



The MAS rate is inclusive of all costs including freight. MAS rate is subject to further adjustments based on the total annual agreed upon forecasted volume of unit assemblies for the next four quarters based on the following Table:

Total Annual Forecasted Material                      Material Acquisition Service Fee
 Expenditures (Millions of $)                                  OSAs & Overall
================================                      ================================
   Optical Sub-assemblies**                                          3%
               1                                                     15%
             2 - 3                                                  6.0%
             3 - 5                                                  5.8%
             5 - 10                                                 5.75%
            10 - 15                                                 5.5%
            15 - 20                                                 4.5%
            20 - 25                                                 4.0%
              25+                                                   3.5%

The MAS fee will be calculated by multiplying the appropriate MAS percentage based on the total material expenditure level times the total value of the materials provided by SELLER excluding chemicals/supplies and packaging of any given assembly.




BUYER:                                                         SELLER:

/s/ DAVE RECHBERGER                    6/3/98                  /s/ TRACEE CASAREZ                   6/2/98
-----------------------------------------------                --------------------------------------------
Dave Rechberger - Sr. Supply Engineer   Date                   Tracee Casarez - Program Manager      Date




                                                       Purchase Agreement #10152
                                                          Schedule E, Revision A
                                                                    June 1, 1998